MBIA INSURANCE CORPORATION
                                AND SUBSIDIARIES







                        CONSOLIDATED FINANCIAL STATEMENTS

                    AS OF JUNE 30, 1998 AND DECEMBER 31, 1997

                AND FOR THE PERIODS ENDED JUNE 30, 1998 AND 1997

                           MBIA INSURANCE CORPORATION
                                AND SUBSIDIARIES



                                    I N D E X



                                      PAGE

Consolidated Balance Sheets -
    June 30, 1998 (Unaudited) and December 31, 1997 (Audited)      3

Consolidated Statements of Income -
    Three months and six months ended June 30, 1998
      and 1997 (Unaudited)                                         4

Consolidated Statement of Changes in Shareholder's Equity -
    Six months ended June 30, 1998 (Unaudited)                     5

Consolidated Statements of Cash Flows -
    Six months ended June 30, 1998 and 1997 (Unaudited)            6

Notes to Consolidated Financial Statements (Unaudited)             7

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                 (Dollars in thousands except per share amounts)

                                                                June 30, 1998   December 31, 1997
                                                                -------------   -----------------
                                                                 (Unaudited)        (Audited)
                   ASSETS
Investments:
   Fixed-maturity securities held as available-for-sale
      at fair value (amortized cost $5,220,498 and $4,600,528)     $5,493,390      $4,867,254
   Short-term investments, at amortized cost
      (which approximates fair value)                                 253,877         242,730
   Other investments                                                   17,376          16,802
                                                                --------------    ------------
        TOTAL INVESTMENTS                                           5,764,643       5,126,786
Cash and cash equivalents                                              21,458           3,983
Securities purchased under agreements to resell                       209,500         182,820
Accrued investment income                                              85,427          78,601
Deferred acquisition costs                                            226,880         154,100
Prepaid reinsurance premiums                                          297,704         252,893
Goodwill (less accumulated amortization
   of $49,592 and $47,152)                                             93,389          95,829
Property and equipment, at cost (less accumulated
   depreciation of $20,890 and $18,256)                                62,232          53,484
Receivable for investments sold                                         1,394           1,616
Other assets                                                           30,946          37,437
                                                                --------------   ------------
        TOTAL ASSETS                                               $6,793,573      $5,987,549
                                                                ==============   ============
        LIABILITIES AND SHAREHOLDER'S EQUITY
Liabilities:
   Deferred premium revenue                                       $ 2,172,994     $ 1,984,104
   Loss and loss adjustment expense reserves                          115,540          78,872
   Securities sold under agreements to repurchase                     209,500         182,820
   Deferred income taxes                                              278,081         251,134
   Deferred fee revenue                                                37,815             ---
   Payable for investments purchased                                   73,431          23,020
   Other liabilities                                                   89,236         103,740
                                                                --------------   ------------
        TOTAL LIABILITIES                                           2,976,597       2,623,690
                                                                --------------    ------------
Shareholder's Equity:
   Common stock, par value $150 per share; authorized,
      issued and outstanding - 100,000 shares                          15,000          15,000
   Additional paid-in capital                                       1,343,465       1,139,949
   Retained earnings                                                2,289,496       2,042,323
   Accumulated other comprehensive income, net
      of deferred income tax provision
      of $96,512 and $94,416                                          169,015         166,587
                                                                --------------   ------------
        TOTAL SHAREHOLDER'S EQUITY                                  3,816,976       3,363,859
                                                                --------------   ------------
        TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY                 $6,793,573      $5,987,549
                                                                ==============   ============

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

                             (Dollars in thousands)

                                                            Three months ended               Six months ended
                                                                  June 30                        June 30
                                                       -----------------------------   -----------------------------
                                                           1998            1997            1998            1997
                                                       -------------   -------------   -------------   -------------
Revenues:
    Gross premiums written                                 $267,005        $165,158        $368,646        $257,744
    Ceded premiums                                          (27,043)        (22,834)        (34,829)        (28,813)
                                                       -------------   -------------   -------------   -------------
        Net premiums written                                239,962         142,324         333,817         228,931
    Increase in deferred premium revenue                   (135,349)        (68,608)       (144,305)        (83,344)
                                                       -------------   -------------   -------------   -------------
        Premiums earned (net of ceded
            premiums of $19,282, $10,940
            $27,068 and $21,265)                            104,613          73,716         189,512         145,587
    Net investment income                                    80,626          67,441         157,593         133,918
    Net realized gains                                        7,804           2,481          13,892           6,855
    Advisory fees                                             9,803             ---          11,273             ---
    Other                                                       (62)            369             (20)            693
                                                       -------------   -------------   -------------   -------------
        Total revenues                                      202,784         144,007         372,250         287,053
                                                       -------------   -------------   -------------   -------------
Expenses:
    Losses and loss adjustment                               10,344           4,823          14,563           8,258
    Policy acquisition costs, net                             9,014           6,830          17,010          13,575
    Operating                                                14,289          11,670          28,545          23,829
                                                       -------------   -------------   -------------   -------------
        Total expenses                                       33,647          23,323          60,118          45,662
                                                       -------------   -------------   -------------   -------------
Income before income taxes                                  169,137         120,684         312,132         241,391

Provision for income taxes                                   33,772          25,235          64,959          50,615
                                                       -------------   -------------   -------------   -------------
Net income                                                 $135,365        $ 95,449        $247,173        $190,776
                                                       =============   =============   =============   =============

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
      CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY (Unaudited)

                     For the six months ended June 30, 1998

                 (Dollars in thousands except per share amounts)

                                                                                                 Accumulated
                                          Common Stock          Additional                         Other             Total
                                     -----------------------     Paid-in         Retained       Comprehensive     Shareholder's
                                      Shares     Amount          Capital         Earnings        Adjustment         Equity
                                     --------- ------------  ---------------  --------------  ----------------  -----------------
Balance, January 1, 1998              100,000     $15,000       $1,139,949      $2,042,323          $166,587        $ 3,363,859

Comprehensive income:
  Net income                              ---         ---              ---         247,173               ---            247,173
  Other comprehensive income:
    Change in unrealized
      appreciation of investments
      net of change in deferred
      income taxes of $(2,096)            ---         ---              ---             ---             3,973              3,973
    Change in foreign
      currency translation                ---         ---              ---             ---           (1,545)             (1,545)
                                                                                                               -----------------
        Other comprehensive income                                                                                        2,428
                                                                                                               -----------------
Comprehensive income                                                                                                    249,601
                                                                                                               -----------------

Capital contribution from MBIA Inc.       ---         ---          190,764             ---               ---            190,764
Tax reduction related to tax
  sharing agreement
  with MBIA Inc.                          ---         ---           12,752             ---               ---             12,752

                                     -------- ------------  ---------------  --------------  ----------------  -----------------
Balance, June 30, 1998                100,000     $15,000       $1,343,465      $2,289,496          $169,015        $ 3,816,976
                                     ======== ============  ===============  ==============  ================  =================

Disclosure of reclassification amount:
  Unrealized appreciation of
    investments arising
    during the period                     $12,968
  Reclassification of adjustment,
    net of taxes                           (8,995)
                                        ----------
  Net unrealized appreciation,
    net of taxes                          $ 3,973
                                        ==========

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
                             (Dollars in thousands)

                                                                       Six months ended
                                                                           June 30
                                                                -----------------------------------
                                                                     1998                1997
                                                                ---------------     ---------------
Cash flows from operating activities:
     Net income                                                    $  247,173          $  190,776
     Adjustments to reconcile net income to net
        cash provided by operating activities:
        Increase in accrued investment income                          (6,826)             (4,890)
        Increase in deferred acquisition costs                        (72,780)             (4,000)
        Increase in prepaid reinsurance premiums                      (44,811)             (7,548)
        Increase in deferred premium revenue                          189,116              90,892
        Increase in loss and loss adjustment expense reserves          36,668               8,800
        Depreciation                                                    2,600               1,821
        Amortization of goodwill                                        2,440               2,445
        Amortization of bond discount, net                             (6,734)             (4,289)
        Net realized gains on sale of investments                     (13,892)             (6,855)
        Deferred income taxes                                          12,398               9,053
        Other, net                                                     48,049             (67,656)
                                                                --------------     ---------------
        Total adjustments to net income                               146,228              17,773
                                                                --------------     ---------------
        Net cash provided by operating activities                     393,401             208,549
                                                                --------------     ---------------
Cash flows from investing activities:
     Purchase of fixed-maturity securities, net
        of payable for investments purchased                       (1,467,070)           (889,051)
     Sale of fixed-maturity securities, net of
        receivable for investments sold                               521,860             613,369
     Redemption of fixed-maturity securities,
        net of receivable for investments redeemed                    415,194              69,313
     (Purchase) sale of short-term investments, net                   (30,585)             14,992
     Sale of other investments, net                                        68                 523
     Capital expenditures, net of disposals                            (6,157)             (5,718)
                                                                --------------     ---------------
        Net cash used by investing activities                        (566,690)           (196,572)
                                                                --------------     ---------------
Cash flow from financing activities:
     Capital contribution from MBIA Inc.                              190,764                 ---
                                                                --------------     ---------------
        Net cash provided by financing activities                     190,764                 ---
                                                                --------------     ---------------
Net increase in cash and cash equivalents                              17,475              11,977
Cash and cash equivalents - beginning of period                         3,983               3,288
                                                                --------------     ---------------
Cash and cash equivalents - end of period                          $   21,458          $   15,265
                                                                ==============     ===============

Supplemental cash flow disclosures:
     Income taxes paid                                             $   61,474          $   39,500

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. BASIS OF PRESENTATION
   ---------------------
The accompanying consolidated financial statements are unaudited and include the accounts of MBIA Insurance Corporation and its Subsidiaries (the "company"). The statements do not include all of the information and disclosures required by generally accepted accounting principles. These statements should be read in conjunction with the company's consolidated financial statements and notes thereto for the year ended December 31, 1997. The accompanying consolidated financial statements have not been audited by independent accountants in accordance with generally accepted auditing standards but in the opinion of management such financial statements include all adjustments, consisting only of normal recurring adjustments, necessary to summarize fairly the company's financial position and results of operations. The results of operations for the six months ended June 30, 1998 may not be indicative of the results that may be expected for the year ending December 31, 1998. The December 31, 1997 condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles.

2. DIVIDENDS DECLARED
   ------------------
No dividends were declared by the company during the six months ended June 30, 1998.

3. COMPREHENSIVE INCOME
   --------------------
As of January 1, 1998, the company adopted Statement of Financial Accounting Standards No. 130 (SFAS 130), "Reporting Comprehensive Income." SFAS 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this Statement had no impact on the company's net income or shareholder's equity. The company's comprehensive income consists of unrealized gains or losses on available-for-sale securities and foreign currency translation adjustments, which are presented net of deferred taxes. Prior to adoption these accounts were reported separately in shareholder's equity.

4. CAPMAC MERGER
   -------------
On February 17, 1998 MBIA Inc. and CapMAC Holdings Inc. (CapMAC) consummated a merger. Under the terms of the merger, CapMAC shareholders received 0.4675 of a share of MBIA Inc. common stock for each CapMAC share, for a total of 8,102,255 newly issued shares of MBIA Inc. common stock, the value of which is $536 million. On April 1, 1998, the company assumed the net insured obligations of Capital Markets Assurance Corporation (CapMAC Ins.) in exchange for investments equal to $176.1 million. The cession of the deferred premium revenue (net of prepaid reinsurance premiums) has been reflected as a component of gross premiums written in the second quarter of 1998. Subsequent to the cession MBIA Inc. contributed the common stock of CapMAC Ins. to the company resulting in additional paid-in capital of $190.8 million.

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